Exhibit 10.39

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS

BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT NORMALLY TREATS AS

PRIVATE AND CONFIDENTIAL.

November 22, 2022

Kimberly Davis

Dear Kim,

I am delighted to make you an offer for the position of Executive Vice President, Chief Legal Officer  & General Counsel for the Zura Bio Group (including Zura Bio Inc. (the Company), a subsidiary of Zura Bio Limited, together with its affiliated companies) reporting to the CEO and President. Your employment start date will begin upon execution of this agreement. The terms of the offer are as follows:

Duties and Extent of Service

As a full-time employee for the Company, you will have responsibility for performing those duties as are customary for, and are consistent with, such position, as well as those duties as may be assigned to you from time to time by the Company and which may relate to the business of the Company and/or of Zura Bio Group. If you join the Company, you agree to abide by the rules, instructions, regulations, personnel practices and policies of the Company and Zura Bio Group and any changes therein which may be adopted from time to time. Except for vacations and absences due to temporary illness, you will be expected to devote all of your business time and effort to the business and affairs of the Company and/or Zura Bio Group, as directed.

Base Salary

The Company will pay you a base salary of $425,000 dollars per year, paid semi-monthly, less payroll deductions, required taxes, withholdings and payable in accordance with the Company's standard payroll practices.

Sign-on Bonus

Upon commencement of your employment with the Company, you will receive a one time cash payment of $121,250 (assuming a strut date before November 28, 2022) to be paid in January of 2023. The sign-on bonus will be deemed earned upon your strut date.

Benefits

As a Company employee, your eligibility to participate in the Company employee benefit plans and fringe benefits will depend on whether you meet the eligibility terms of the applicable plans. In addition, you will be eligible to receive a target 40% of your annual salary in the form of a performance bonus each year, subject to approval of a bonus plan by the board of directors and in accordance with the terms of such approved plan.

Initial Equity Grant/Stock Options

In addition, if you decide to join the Company, it will be recommended to the Company’s Board of Directors following your start date that the Company grant you equity in an amount to be determined.

Nondisclosure and Developments

The Company has extended this offer to you based upon your general knowledge, background, experience and skills and abilities and not because of your knowledge of your current employer’s or any previous employer’s trade secrets or other confidential information. As a condition of employment at the Company, you will be required to sign the Company’s standard At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement in which you agree to, among other things, not disclose to the Company or use in your employment with the Company any confidential or proprietary information or trade secrets of any current or prior employer. In this regard, you should be extremely careful not to bring to the Company any documents or other materials in tangible form belonging to or acquired from any current or prior employer.

At-Will Employment

This Agreement is not a contract of employment for any specific or minimum term and that the employment the Company offers you is terminable at will. This means that our employment relationship is voluntary and based on mutual consent. You may resign your employment, and the Company likewise may terminate your employment, at any time, for any reason, with or without cause or notice. Any prior oral or written representations to the contrary are void, and any future representations to the contrary are also void and should not be relied upon unless they are contained in a formal written employment contract signed by an officer of the Company and expressly stating the company’s intent to modify the at-will nature of your employment.

Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware and the parties hereby consent to jurisdiction of such courts.

Background Checks; Eligibility to Work in the United States

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your commencement date, or our employment relationship with you may be terminated.

Entire Agreement; Amendment

This Agreement will constitute the entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby. No prior agreement between you and the Company, whether written or oral, shall be construed to change or affect the operation of this Agreement in accordance with its terms, and any provision of any such prior agreement which conflicts with or contradicts any provision of this Agreement is hereby revoked and superseded.

This Agreement may be amended or modified only by a written instrument executed both by you and the Company. If any portion of this Agreement shall, for any reason, be held invalid or unenforceable, or contrary to public policy or any law, the remainder of this Agreement shall not be affected by such invalidity or unenforceability, but shall remain in full force and effect as if the invalid or unenforceable term or portion thereof had not existed within this Agreement.

This Agreement will expire if not accepted by November 28, 2022.

We are excited to have you on the team!

Sincerely,

/s/ Amit Munshi
Amit Munshi
On and behalf of
Zura Bio Group

Accepted By:	/s/ Kimberly Davis
Print Name: Kimberly Davis
Date: 11/23/2022